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                                                                   EXHIBIT 12

                                WesBanco, Inc.
        Ratio of Earnings to Fixed Charges and Preferred Stock Dividends




                                        For the years ended December 31,
                                 ---------------------------------------------
(dollars in thousands)            1999      1998      1997     1996     1995
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Net income                       $27,638   $28,313   $25,211  $25,942 $25,049
Provision for income taxes        11,465    13,495     9,519   10,648   9,832
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Earnings before provision for
  income taxes                    39,103    41,808    34,730   36,590  34,881
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Preferred stock dividend
  requirements                       ---       ---       ---      ---     164

Ratio of pretax income to net
  income                            1.41%     1.48%     1.38%    1.41%   1.39%
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Preferred dividend factor          $   0     $   0     $   0    $   0   $ 228

Ratio of pretax net income to
  preferred dividends                  0%        0%        0%       0%   152.7%
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WesBanco has no fixed charges as defined by Regulation S-K Item 503-Summary;
Risk Factors; Ratio of Earnings to Fixed Charges.